Restated, with administrative changes only, on July 11, 2022
XYLEM
SPECIAL SENIOR EXECUTIVE SEVERANCE PAY PLAN

1.Purpose
The purpose of this Xylem Special Senior Executive Severance Pay Plan (“Plan”) is to assist in occupational transition by providing Severance Benefits for employees covered by this Plan whose employment is terminated under conditions set forth in this Plan.

The Plan first became effective as of October 31, 2011 following the spin-off of Xylem Inc. from ITT Corporation (the “Predecessor Corporation”) on October 31, 2011. The Predecessor Corporation maintained a similar plan prior to the spin-off (the “Predecessor Plan”), and the Plan was created to continue service accruals under the Predecessor Plan. The Plan will remain in effect as provided in Section 9 hereof, and covered employees will receive full credit for their service and participation with the Predecessor Corporation as provided in Section 5 hereof.

2.Covered Employees
Covered employees under this Plan (“Executives”) are active full-time, regular salaried employees of Xylem Inc., (“Xylem”) and of any subsidiary company (“Xylem Subsidiary”) (collectively or individually as the context requires “Company”; provided, however, that for purposes of service under the Predecessor Plan, Company will include the Predecessor Corporation) (including Executives who are short term disabled as of a Potential Change in Control within the meaning of the Company’s short term disability plans) (other than Executives on periodic severance as of a Potential Change in Control) who are in Band A or were in Band A at any time within the two year period immediately preceding a Change in Control and such other employees of the Company who will be designated as covered employees in Band A under the Plan by the Leadership Development and Compensation Committee of Xylem’s Board of Directors. Executives who are employed outside of the United States are eligible for country specific severance benefits (only) if the country specific severance benefits are higher than the severance benefits listed below.

“Band A” will have the meaning given such terms under the executive classification system of the Xylem Human Resources Department as in effect immediately preceding a Change in Control.

After the occurrence of a Change in Control, the terms “Xylem”, “Xylem Subsidiary” and “Company” as used herein will also include, respectively and as the context requires, any successor company to Xylem or any successor company to any Xylem Subsidiary and any affiliate of any such successor company.

3.Definitions
“Cause” means (i) the Executive’s willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) or (ii) the Executive willfully engaging in conduct that demonstrably and materially injures the Company or its Affiliates, monetarily or otherwise. “Willful” means the action is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.

“Change in Control” means the occurrence of any of the following:
(i)a person or group (as defined in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or a subsidiary of the Company or any employee benefit plan sponsored by the Company or a subsidiary) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Act) of 30% or more of the outstanding common stock of Xylem Inc. (the “Stock”);
(ii)any person or group (other than the Company or a subsidiary of the Company, or any employee benefit plan sponsored by the Company or a subsidiary) purchases shares to acquire Stock (or securities convertible into Stock) through a tender offer or exchange offer where after consummation of the offer, the person in question will be the beneficial owner, directly or indirectly, of 30% or more of Stock;
(iii)the consummation of (A) any consolidation, business combination or merger involving the Company, except where holders of Stock immediately prior to the consolidation, business combination or merger (x) continue to hold 50% or more of the combined voting power of the Company (or the corporation resulting from the merger or consolidation or the parent of such corporation) after the merger and (y) have the same proportionate ownership of Stock of the Company (or the corporation resulting from the merger or consolidation or the parent of such corporation), relative to other holders of Stock immediately after the transaction as immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company;
(iv)there is a change in a majority of the members of the Board of Directors of the Company within a 12-month period unless the election or nomination by the Company’s stockholders of each new director during such 12-month period was approved by the vote of 2/3rds of the directors then still in office who (x) were directors at the beginning of the 12-month period or (y) whose nomination or election as directors was recommended or approved by a majority of the directors who were directors at the beginning of the 12-month period; or
(v)approval by the Company’s shareholders of a plan of complete liquidation or dissolution of the Company, other than a plan of liquidation or dissolution which results in the acquisition of all or substantially all of the assets by an Affiliate of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Good Reason” means, without the Participant’s express written consent (i) a reduction in annual target total cash compensation (base salary and target bonus), (ii) the assignment of any duties inconsistent in any material adverse respect with the Executive’s position, authority, duties or responsibilities, (iii) any other action by the Company or an Affiliate which results in a material diminution in such position, authority, duties or responsibilities; or (iv) the Company or an Affiliate requiring the Executive to relocate to a work location 50 miles or more from the location where the Executive was principally working immediately prior to the Change in Control. The Executive must give notice within 90 days of any Good Reason event.

Good Reason excludes an isolated, insubstantial and inadvertent action not taken in bad faith that is resolved by the Company or an Affiliate within 30 days of receiving notice.

“Potential Change in Control” means any execution of an agreement, the commencement of a tender offer or any other transaction or event that if consummated would result in a Change in Control.

4.Severance Benefits Upon Termination of Employment

If an Executive’s employment with the Company is terminated due to a Qualifying Termination, he or she will receive the severance benefits set forth in Section 5 hereof (“Severance Benefits”). “Qualifying Termination” means a termination of an Executive’s employment with the Company either;
(i)by the Company without Cause (A) within the two (2) year period commencing on the date of the occurrence of a Change in Control or (B) prior to the occurrence of a Change in Control and either (1) following the public announcement of the transaction or event which ultimately results in such Change in Control or (2) at the request of a party to, or participant in, the transaction or event which ultimately results in a Change in Control; or
(ii)by an Executive for Good Reason within the two (2) year period commencing with the date of the occurrence of a Change in Control.

5.Severance Benefits

Severance Benefits for Executives (i) in Band A at the time of a Qualifying Termination or at any time during the two (2) year period immediately preceding the Change in Control or (ii) designated as a covered employee in Band A in accordance with Section 2 hereof:
A.Accrued Rights – The Executive’s base salary through the date of termination of employment, any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year, reimbursement for any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of the Executive’s termination of employment and such employee benefits, if any, as to which the Executive may be entitled under the employee benefit plans of the Company, including without limitation, the payment of any accrued or unused vacation under the Company’s vacation policy.
B.Severance Pay – The sum of:
(i)three (3) times (for hire or promotion date prior to May 1, 2012) or two (2) times (for hire or promotion date on or after May 1, 2012) the current annual base salary rate paid or in effect

(whether or not deferred) with respect to the Executive at the time of the Executive’s termination of employment, and
(ii)three (3) times (for hire or promotion date prior to May 1, 2012) or two (2) times (for hire or promotion date on or after May 1, 2012) the most recent annual bonus paid to or earned (target annual bonus for new hire without a full performance year) by the Executive (whether or not deferred) in respect of the Company’s most recent completed fiscal year prior to the date of the Executive’s termination of employment.
C.Benefits
(i)Continued health and life insurance benefits for a three (3) year period (for hire or promotion date prior to May 1, 2012) or two (2) year period (for hire or promotion date on or after May 1, 2012) following the Executive’s termination of employment at the same cost to the Executive, and at the same coverage levels, as provided to the Executive (and the Executive’s eligible dependents) immediately prior to his or her termination of employment. In the event the Company changes health and/or life insurance programs, coverage levels, benefit providers and/or modifies benefit contributions, the Executive would be treated consistent with other Band A executives. In the event continuation of health and/or life insurance is not permissible, the Company may provide alternative benefits or payments as described under the subheading “General” below.
(ii)Payment of a lump sum amount (“Savings Plan Lump Sum Amount”) equal to three (3) times (for hire or promotion date prior to May 1, 2012) or two (2) times (for hire or promotion date on or after May 1, 2012) the following amount: the product of (x) the current annual base salary rate and annual bonus as determined above as “Severance Pay” and (y) the current aggregate percentage used to determine company contributions which the Executive would have been eligible for under the Xylem Retirement Savings Plan and Xylem Supplemental Retirement Savings Plan (or corresponding savings plan arrangements outside of the United States or any successor plans thereto) in respect of the plan year during which the Executive’s termination of employment occurs.
D.Outplacement – Outplacement services for one year.

General

If, for any reason at any time the Company is unable to treat the Executive as being eligible for ongoing participation in any Company employee benefit plans in existence immediately prior to the termination of employment of the Executive, and if, as a result, the Executive does not receive a benefit or receives a reduced benefit, the Company will provide such benefits by making available equivalent benefits from other sources or making cash payments providing equivalent value (as reasonably determined in good faith by the Company) in a manner consistent with Section 15 below.

Notwithstanding any other provision of the Plan to the contrary, all prior service and participation by an Executive with the Predecessor Corporation will be credited in full towards an Executive’s service and participation with the Company.

6.Form of Payment of Severance Pay and Lump Sum Payments
Severance Pay and the Savings Plan Lump Sum Amount will be paid in cash within thirty (30) calendar days after the date the employment of the Executive terminates. The timing of payments will be subject to Section 15, in all respects.

7.Termination of Employment — Other
The Severance Benefits will only be payable upon an Executive’s termination of employment due to a Qualifying Termination; provided, that if, following the occurrence of a Change in Control, an Executive is terminated due to the Executive’s death or disability (as defined in the long-term disability plan that the Executive is entitled to participate (whether or not the Executive voluntarily participates in such plan)) and, at the time of such termination, the Executive had grounds to resign with Good Reason, such termination of employment will be deemed to be a Qualifying Termination.

8.Administration of Plan
This Plan will be administered by the Company’s Human Resources Department, who will have the exclusive right to interpret this Plan, adopt any rules and regulations for carrying out this Plan as may be appropriate and decide any and all matters arising under this Plan, including but not limited to the right to determine appeals. Subject to applicable Federal and state law, all interpretations and decisions by the Company will be final, conclusive and binding on all parties affected thereby.
Notwithstanding the preceding paragraph, following a Change in Control, any controversy or claim arising out of or relating to this Plan, or the breach thereof, will be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and the entire cost thereof will be borne by the Company. The location of the arbitration proceedings will be reasonably acceptable to the Executive. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company will pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by the Executive as a result of the Company’s refusal to provide any of the Severance Benefits to which the Executive becomes entitled under this Plan, or as a result of the Company’s (or any third party’s) contesting the validity, enforceability, or interpretation of this Plan, or as a result of any conflict between the Executive and the Company pertaining to this Plan. The Company will pay such fees and expenses from the general assets of the Company.

9.Termination or Amendment
Xylem may terminate or amend this Plan (“Plan Change”) at any time except that following the occurrence of (i) Change in Control or (ii) a Potential Change in Control, no Plan Change that would adversely affect any Executive may be made without the prior written consent of such Executive affected thereby; provided, however, that (ii) above will cease to apply if such Potential Change in Control does not result in the occurrence of a Change in Control.

10.Offset
Any Severance Benefits provided to an Executive under this Plan will be offset in a manner consistent with Section 15 by reducing (x) any Severance Pay hereunder by any severance pay, salary continuation pay, termination pay or similar pay or allowance and (y) any other Severance Benefits hereunder by corresponding employee benefits, or outplacement services, which the Executive receives or is entitled to receive, (i) under the Xylem Senior Executive Severance Pay Plan; (ii) pursuant to any other Company policy, practice, program or arrangement; (iii) pursuant to any Company employment agreement or other agreement with the Company; or (iv) by virtue of any law, custom or practice excluding, however, any unemployment compensation in the United States, unless the Executive voluntarily expressly waives (which the Executive will have the exclusive right to do) in writing any such respective entitlement.
11.Excise Tax
If it is determined that any Payment would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate of all Payments will be reduced so that the Present Value of the aggregate of all Payments does not exceed the Safe Harbor Amount; provided, however, that no such reduction will be effected if the Net After-tax Benefit to the Executive of receiving all of the Payments exceeds the Net After-tax Benefit to the Executive resulting from having such Payments so reduced. In the event a reduction is required pursuant hereto, the order of reduction will be first all cash payments on a pro rata basis, then any equity compensation on a pro rata basis, and lastly medical and dental coverage.

For purposes of this Section 11, the following terms have the following meanings:
(i)“Net After-tax Benefit” will mean the Present Value of a Payment net of all federal state and local income, employment and excise taxes imposed on Executive with respect thereto, determined by applying the highest marginal rate(s) applicable to an individual for the Executive’s taxable year that the Qualifying Termination occurs.
(ii)“Payment” means any payment or distribution or provision of benefits by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any reductions required by this Section 11.
(iii)“Present Value” will mean such value determined in accordance with Section 280G(d)(4) of the Code.
(iv)“Safe Harbor Amount” will be an amount expressed in Present Value which maximizes the aggregate Present Value of Payments without causing any Payment to be subject to excise tax under Section 4999 of the Code or the deduction limitation of Section 280G of the Code.
All determinations required to be made under this Section 11, including whether and when a reduction is required and the amount of such reduction and the assumptions to be utilized in arriving at such determination, will be made by a nationally recognized accounting firm mutually agreed to by the Executive and the Company (the “Accounting Firm”) which will provide detailed supporting calculations both to the Company and the Executive within ten (10) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any reduction, the Executive will be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year that any such Qualifying Termination occurs.

All fees and expenses of the Accounting Firm will be borne solely by the Company. If the Accounting Firm determines that no excise tax is payable by the Executive, it will so indicate to the Executive in writing. Any determination by the Accounting Firm will be binding upon the Company and the Executive.

12.Miscellaneous
The Executive will not be entitled to any notice of termination or pay in lieu thereof.
Severance Benefits under this Plan are paid entirely by the Company from its general assets.
This Plan is not a contract of employment, does not guarantee the Executive employment for any specified period and does not limit the right of the Company to terminate the employment of the Executive at any time.
If an Executive should die while any amount is still payable to the Executive hereunder had the Executive continued to live, all such amounts will be paid in accordance with this Plan to the Executive’s designated heirs or, in the absence of such designation, to the Executive’s estate.
The numbered section headings contained in this Plan are included solely for convenience of reference and will not in any way affect the meaning of any provision of this Plan.
If, for any reason, any one or more of the provisions or part of a provision contained in this Plan will be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision or part of a provision of this Plan not held so invalid, illegal or unenforceable, and each other provision or part of a provision will to the full extent consistent with law remain in full force and effect.
The Plan will be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof.
The Plan will be binding on all successors and assigns of the Xylem Inc. and an Executive.

13.Notices
Any notice and all other communication provided for in this Plan will be in writing and will be deemed to have been duly given when delivered via email, by hand, or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.

If to the Company:	If to Executive:
Xylem Office of General Counsel at General.Counsel@xylem.com	To the most recent address of Executive set forth in the personnel records of the Company.

14.Adoption and Amendments
This Plan was initially adopted by Xylem Inc. on October 31, 2011 (the “Adoption Date”) and subsequently amended on each of March 26, 2012, October 14, 2014, February 24, 2016, and July 11, 2022 (administrative updates only).

15.Section 409A
This Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is the earlier of (a) the 1st day of the 7th month following the Executive’s termination of employment with the Company and (b) the Executive’s death, at which point all payments deferred pursuant to this Section 15 will be paid to the Executive in a lump sum and (ii) if any other payments of money or other benefits due hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits will be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due under this Plan constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits will be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Plan will be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company will consult with Executives in good faith regarding the implementation of the provisions of this Section; provided that neither the Company nor any of its employees or representatives will have any liability to Executives with respect to this Section.